UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 8, 2015

UNIFIED GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	000-10815	95-0615250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously announced, in December 2014, Unified Grocers, Inc. (the “Company”) entered into an agreement with Haggen to be its primary supplier in California, Arizona and Nevada and a substantial supplier in Washington and Oregon. In addition, the Company agreed to provide Haggen with certain business services.

On September 8, 2015, the Company terminated its product supply and services arrangement with Haggen.

On September 8, 2015, Haggen announced that it had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Haggen also announced that it had made customary first-day motions with the Bankruptcy Court, and received commitments for up to $215 million in debtor-in-possession financing from its existing lenders, intended to support the continuation of its day-to-day operations for customers, employees, vendors and suppliers, and other business partners, during the bankruptcy process.

The Company is analyzing the impact of Haggen’s bankruptcy filings on the Company’s relationship with Haggen.

The Company expects to continue to supply Haggen with product during the bankruptcy process, but cannot currently determine the number of stores which may be supplied or the duration of any such supply arrangement. The Company expects the supply arrangement will be on a cash payment basis or other mutually agreeable terms. At its peak, the Company’s average weekly product shipments to Haggen reached approximately $12 million. The Company’s average weekly product shipment to Haggen over the preceding four weeks has been approximately $8.6 million. In its bankruptcy filings, Haggen estimated that the amount owed to the Company was approximately $14 million related to product supply and services. The Company expects to receive priority treatment for product supplied to Haggen during the bankruptcy process.

The Company is in the process of discontinuing providing business services to Haggen.

Prior to Haggen’s bankruptcy filings, the Company had started to reduce its potential exposure including, but not limited to, arrangement for payment in advance for product supplied to Haggen and reducing the amount of inventory the Company was carrying specifically for Haggen. The Company currently cannot determine what portion, if any, of the receivables payable by Haggen to the Company related to products or services will be paid by Haggen.

The information furnished in Item 7.01 of this Report will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Report. The furnishing of the information in Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Report contains is material investor information that is not otherwise publicly available. In addition, the Company undertakes no duty or obligation to publicly update or revise the information included in this Item 7.01.

Cautionary Information Regarding Forward-Looking Statements

Except for the historical and factual information contained in this Item 7.01, the matters set forth therein (including statements as to Haggen’s bankruptcy filings, Haggen’s relationship to the Company or the future performance of the Company) and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will” and similar expressions) are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk factors relating to developments regarding Haggen’s bankruptcy process, changes in Haggen’s relationship to the Company, changes in Haggen or the Company’s business, or other factors as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Report. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2015	UNIFIED GROCERS, INC.

	By	/s/ Mary M. Kasper
Mary M. Kasper,
Senior Vice President, General Counsel and Secretary